AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is entered into by and between Friendlyway Corporation, a Nevada corporation with offices at 7222 Commerce Center Drive, Suite 240, Colorado Springs, CO 80919 (“Friendlyway”), and Big Fish Marketing Group, Inc., a Colorado Corporation with offices at 7222 Commerce Center Drive, Suite 205, Colorado Springs, CO 80919 (“Big Fish”), and is effective July 26, 2006.

WHEREAS, Big Fish was formed as a Colorado limited liability company by filing articles of organization with the Colorado Secretary of State on June 24, 2004;

WHEREAS, the form of entity for Big Fish was converted to a Colorado corporation by filing a Combined Statement of Conversion and Articles of Incorporation for a Profit Corporation on July 26, 2006;

WHEREAS, Big Fish wishes to transfer its business and substantially all of its assets (such assets are identified on Schedule A of this Agreement and hereafter referred to as the “Assets”) to Friendlyway, pursuant to the terms and conditions of this Agreement, and in exchange for voting shares of Friendlyway Stock (defined below), cash and the assumption by Friendlyway of certain liabilities of Big Fish in a transaction intended to qualify as a "reorganization" within the meaning of §368(a)(1)(C) of the Internal Revenue Code of 1986, as amended; it being contemplated by the parties that Big Fish will thereafter, as an integral part of the transaction, distribute the shares of Friendlyway Stock pro rata to the shareholders of Big Fish, in complete liquidation and dissolution of Big Fish; and

WHEREAS, Friendlyway desires to acquire the Assets from Big Fish pursuant to the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.   Exchange of Assets, Cash and Stock.

(a) On the Closing Date, Big Fish will transfer all of the Assets and the Assumed Liabilities (“Assumed Liabilities” are defined below) to Friendlyway.

(b) Upon Closing, Friendlyway shall pay to Big Fish cash in the amount of One Hundred Fifty Thousand Dollars (US $150,000.00) (the “Cash Consideration”). The Cash Consideration shall be paid to Big Fish in six (6) equal monthly installments; each such payment to be made on or before the first day of each calendar month. The first installment shall be due in the second calendar month following the month in which the Closing occurs. The Cash Consideration may be prepaid in whole or in part, without penalty.

(c) At Closing, Friendlyway will deliver to Big Fish a certificate or certificates for Friendlyway common stock (the “Stock”) representing shares having an agreed aggregate value of One Million Three Hundred Fifty Thousand Dollars (US $1,350,000.00) (the “Stock Consideration”). The number of shares to be issued for the Stock Consideration shall be determined by dividing the foregoing agreed aggregate value by the adjusted closing bid price. For purposes of this paragraph, “adjusted closing bid price” shall mean the closing bid price of the Stock on the Closing Date, as reflected on the Over-the-Counter Bulletin Board, reduced by an amount equal to twenty percent (20%) of such closing bid price.

(d) At the Closing, Big Fish will deliver to Friendlyway (i) such instruments of transfer (including consents and approvals of third parties) as will be sufficient or necessary in the opinion of counsel for Friendlyway to vest in Friendlyway, its successors and assigns, the full legal and equitable title of Big Fish to the Assets; (ii) an instrument satisfactory to counsel for Friendlyway appointing Friendlyway as the true and lawful attorney in fact for Big Fish to institute and prosecute (in its own name or in the name of Big Fish but for the benefit of Friendlyway) any proceedings deemed by Friendlyway to be necessary or appropriate to collect, assert, or enforce its right, title, and interest to the Assets; and (iii) such other evidences as counsel for Friendlyway may reasonably require as to compliance by Big Fish with provisions of the laws of the State of Colorado relating to the transfer of all or substantially all of its assets, and its liquidation and dissolution pursuant to the provisions of this Agreement.

2. Contingent Stock Issuances

(a) If, on the first anniversary of the Closing Date, the closing bid price of the Stock, as reflected on the Over-the-Counter Bulletin Board, is lower than the closing bid price on the Closing Date, Big Fish shall be entitled to receive additional shares of Stock in exchange for the Assets. The number of additional shares shall be determined using the following formula:

(1,350,000 / “x”) - (1,350,000 / “y”)

where x = eighty percent (80%) of the closing bid price on the first anniversary of the Closing Date; and

where y = eighty percent (80%) of the closing bid price on the Closing Date.

Any certificate(s) for shares to which Big Fish is entitled pursuant to this sub-paragraph shall be issued by Friendlyway within thirty (30) days after such anniversary date.

(b) Big Fish shall also be entitled to receive one (1) share of Stock for every nine (9) dollars of target revenue generated by Friendlyway’s Big Fish division during each of the twelve (12) months following the month in which the Closing occurs. For purposes of this paragraph, “target revenue” means all revenues in excess of $780,000.00. Any certificate(s) for shares to which Big Fish is entitled pursuant to this sub-paragraph shall be issued by Friendlyway on a quarterly (non-calendar) basis; such certificates to be issued on or before the fifteenth (15th) day of the month following the end of the quarter.

(c) Any Stock issued to Big Fish pursuant to this paragraph shall hereafter be referred to as “Contingent Stock Consideration.”

3.  Liabilities. Friendlyway shall assume all accounts payable, notes payable and other payables (the “Assumed Liabilities”) reflected on Big Fish’s balance sheet, as of the Closing Date (a copy of which is attached hereto as Schedule B). Friendlyway assumes no other existing, contingent, future, known or unknown liabilities of Big Fish (the “Excluded Liabilities”). The Excluded Liabilities include, but are not limited to the following:

(a)	any liability for federal, state or local taxes of Big Fish or Big Fish’s affiliates or owners;

(b)	any liability of Big Fish related to any asset which is not acquired pursuant to this Agreement;

(c)	any liability of Big Fish pursuant to any employee benefit plan;

(d)	any liability or obligation of Big Fish to affiliates of Big Fish;

(e)
any liability, or obligation of Big Fish as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, Federal Consolidated Omnibus Budget Reconciliation Act of 1985 benefits, Federal Family and Medical Leave Act of 1993 benefits, Federal Workers Adjustment and Retraining Notification Act obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers’ compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Big Fish or arising out of any labor matter involving Big Fish as an employer, and any claims, liabilities and obligations arising from or relating to any employee benefit plans; and

(f)
any claims, liabilities, losses, damages, or expenses related to any litigation, proceeding, dispute or investigation of any nature arising out of Big Fish’s ownership of the Assets on or before the Closing Date including, without limitation, any claims or liabilities for injury to, or death of, persons or damage to or destruction of property, any workers’ compensation claims, and any warranty claims.

4.  Accounts Receivable. It is the intention of the parties that all rights to, and the benefit of, the accounts receivable from the business conducted by Big Fish prior to the Closing (the “Business”) shall be included in the Assets transferred by Big Fish to Friendlyway.  Accordingly, all accounts receivable outstanding on the Closing Date shall be collected by Friendlyway. At or prior to the Closing, Big Fish shall deliver to Friendlyway a complete statement of each account receivable as of the Closing Date. Big Fish agrees to cooperate with Friendlyway to effect the purpose and intent of this paragraph, including, but not limited to, immediately remitting to Friendlyway any and all monies collected by Big Fish on such accounts receivable.

5.  Representations and Warranties of Big Fish.  Big Fish hereby represents and warrants to Friendlyway as follows:

(a) As of the Closing, Big Fish is a corporation duly organized and validly existing under the laws of the State of Colorado; Big Fish has full power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by Big Fish hereunder or in connection herewith (the “Ancillary Agreements”) and to consummate the transactions hereby or thereby contemplated; all necessary corporate action has been taken to authorize Big Fish to enter into this Agreement and the Ancillary Agreements;

(b) This Agreement and the Ancillary Agreements have been duly executed and delivered by Big Fish and each such agreement constitutes the legal, valid and binding obligations of Big Fish enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws for the protection of debtors;

(c) Neither the execution, delivery or performance of this Agreement, the Ancillary Agreements, nor the transactions contemplated hereby or thereby will violate Big Fish’s operating agreement, shareholder agreement or any other agreements or instruments, law, regulation, judgment or order by which Big Fish is bound;

(d) At the Closing, Big Fish will transfer to Friendlyway good and valid title to all the Assets, free and clear of all liens, claims or other encumbrances.

(e)  Except as otherwise identified herein, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any contract to which Big Fish is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to: (i) execute this Agreement or any Ancillary Agreement, (ii) consummate this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby, or (iii) permit Big Fish to assign or transfer the Assets (including without limitation, the Material Contracts, as defined below) to Friendlyway.

(f) Litigation.  There are no actions, suits, proceedings, orders or claims pending or threatened against Big Fish, or pending or threatened by Big Fish against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality which relate to, or in any way affect, the Business or the Assets (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any Ancillary Agreement). Big Fish is not subject to any judgment, order or decree of any court or other governmental agency, and Big Fish has received no written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which relates to the Business or the Assets.

(g) Intellectual Property.   Big Fish does not use any third party patent, trademark, copyright, trade secrets or other intellectual or industrial property rights, other than non-exclusively licensed use of commercially available software, in the Business.

(h) Material Contracts.    Each contract included as part of the Assets (each a “Material Contract”) is valid and binding on and enforceable against Big Fish and, to the knowledge of Big Fish, each other party thereto and is in full force and effect.  Big Fish is not in breach or default under any Material Contract.  Big Fish does not know of, and has not received notice of, any violation or default under (nor, to the knowledge of Big Fish, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by any other party thereto.  Prior to the date hereof, Big Fish has made available to Friendlyway true and complete copies of all Material Contracts.

6.  Representations and Warranties of Friendlyway.  Friendlyway represents and warrants to Big Fish as follows:

(a) Friendlyway is a corporation duly organized and validly existing under the laws of the State of Nevada; Friendlyway has full power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by Friendlyway hereunder or in connection herewith the “Ancillary Agreements” and to consummate the transactions hereby or thereby contemplated; all necessary corporate action has been taken to authorize Friendlyway to enter into this Agreement and the Ancillary Agreements;

(b) This Agreement and the Ancillary Agreements have been duly executed and delivered by Friendlyway and each such agreement constitutes the legal, valid and binding obligations of Friendlyway enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws for the protection of debtors; and

(c) Neither the execution, delivery or performance of this Agreement, the Ancillary Agreements, nor the transactions contemplated hereby or thereby will violate Friendlyway’s Articles of Incorporation or by-laws or any other agreements or instruments, law, regulation, judgment or order by which Friendlyway is bound.

7.  Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall occur on or before 5:00 p.m. on August 7, 2006 (the “Closing Date”).   Unless both parties agree in writing, this agreement shall not survive past August 31, 2006 and shall become null and void without recourse (except as noted herein).

8. Termination and Unwinding of Transaction. The parties acknowledge that Big Fish is engaging in this transaction expecting that Friendlyway will achieve certain financial objectives with respect to sales and gross revenues. Accordingly, the parties agree that, if Friendlyway’s total gross revenues as of the first anniversary of the Closing Date (the “Performance Date”) are less than $2,858,345.00, Big Fish shall have the limited unilateral right to terminate and unwind this transaction. In the event Big Fish elects to terminate this transaction, it shall, within thirty (30) days after the Performance Date, provide Friendlyway with written notice of such election. The date on which such election notice is received by Friendlyway is hereafter referred to as the “Notice Date.” Within sixty (60) days after the Notice Date, (i) Friendlyway shall return all of the Assets to Big Fish, (ii) Big Fish shall return the Stock Consideration and any Contingent Stock Consideration to Friendlyway; and (iii) each party will execute and deliver all other documents required by paragraph 12 of this Agreement.

9.  Indemnification by Big Fish.  Big Fish agrees to indemnify, defend and hold Friendlyway and its affiliates harmless from and against any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs, including, without limitation, reasonable fees, expenses and disbursements of counsel (collectively, “Damages”) to which any of them may be subjected, or which are actually suffered, incurred or paid in connection with (i) any breach of a representation or warranty made by Big Fish, (ii) any liability accruing prior to the Closing Date incurred in connection with the Business or Assets, other than any liability expressly assumed by Friendlyway pursuant to this Agreement, (iii) the non-fulfillment by Big Fish of any covenant contained herein or in the Ancillary Agreements, or (iv) any Excluded Liabilities.

10.  Indemnification by Friendlyway.  Friendlyway agrees to indemnify, defend and hold Big Fish and its affiliates harmless from and against any and all Damages to which any of them may be subjected, or which are actually suffered, incurred or paid in connection with (i) any breach of a representation or warranty made by Friendlyway herein, (ii) any liability arising in connection with the use and/or ownership of the Assets after the Closing, (iii) the non-fulfillment by Friendlyway of any covenant contained herein or in the Ancillary Agreements or (iv) any liabilities expressly assumed by Friendlyway.

11. Securities Registration. Big Fish acknowledges that the Stock issued by Friendlyway pursuant to this Agreement is not currently, and may not in the future be, registered under federal or state securities laws but will be, instead, issued in reliance on exemptions from federal and state registration requirements. Big Fish further acknowledges that no portion of such Stock may be sold, offered for sale, pledged or hypothecated by Big Fish in the absence of an effective registration statement under applicable federal or state securities laws or an opinion of counsel reasonably satisfactory to Friendlyway, that such registration is not required.

12. Further Assurances. Each Party agrees that they will execute and deliver any and all documents, including, but not limited to, bills of sale, stock certificates and other instruments of transfer and conveyance, as are reasonably necessary or advisable for the purpose of carrying out the terms of this Agreement and the intent of the parties hereto.

13.  Survival.  The representations, warranties, indemnification, covenants and agreements of Big Fish and Friendlyway contained in this Agreement shall survive the execution and delivery hereof for a period of three years.

14.  Severability.  If any provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other provisions of this agreement shall nevertheless remain in full force and effect.

15.  No Waiver.  No waiver by any party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this agreement.

16.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral and/or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified, except by written instrument executed by all parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.  Where the context so requires, the singular shall include the plural and vice versa.

17.  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

18.  Governing Law; Counsel.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflict-of-laws provisions.  The parties acknowledge that they have each had an opportunity to be represented by legal counsel of their choice and that they enter into this Agreement and the transactions contemplated hereby freely and voluntarily with full knowledge and understanding of its contents.

19. Conflict-of-Interest Disclosure. Friendlyway and Big Fish each acknowledge that this Agreement has been substantially drafted by the law firm of Christopher K. Brenner, P.C. (the “Firm”), in the Firm’s capacity as legal counsel for Friendlyway and its affiliates. Pursuant to the Rules of Professional Conduct governing the ethics and practice of the legal profession in the State of Colorado, attorneys may not represent conflicting or adverse interests without advising the parties of such conflict and receiving the permission of each party to proceed. The Firm does not believe that the drafting of this Agreement on behalf of both Friendlyway and Big Fish will have a detrimental effect to either party. However, because the parties’ respective interests in the transaction generally conflict, the Firm will not advise Big Fish as to the specific legal and/or tax consequences of engaging in this transaction. Big Fish is encouraged to consult with independent legal and financial/tax counsel to be absolutely certain of the legal and financial consequences of entering into this Agreement. Each party is further advised that if a future dispute concerning this Agreement and/or the contemplated transaction arises between the parties, the Firm will likely be unable to represent either of the parties. Big Fish hereby acknowledges that the Firm has made no representations or warranties to Big Fish concerning this Agreement or the contemplated transaction. Each principal and/or officer of a party signing this Agreement, acknowledges, on behalf of their respective party, that they (i) have read, understood, and accept the provisions set forth in this paragraph, (ii) have granted the Firm permission to draft this Agreement on behalf of each party, and (iii) hereby waive any right to bring any action against the Firm based upon a conflict of interest.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIG FISH MARKETING GROUP, INC.	FRIENDLYWAY CORPORATION

By: /s/ Don Bennett	By: /s/ Ken Upcraft
Name: Don Bennett	Name: Ken Upcraft
Title: Shareholder	Title: Chief Executive Officer

By: /s/ Darin Zaruba
Darin Zaruba
By : Z, INC.
Title: Shareholder

By: /s/ Darin Zaruba
Name: Darin Dawson
Title: Shareholder

SCHEDULE A
ASSETS TO BE TRANSFERRED

1. All outstanding quotes presented by Big Fish within the last 180 days and their potential to close

2. All customer contracts and other contracts and licenses with other entities (to the extent assignable)

3. All outstanding Accounts Receivables as of the closing date

4. All of Big Fish’s copyrights, trademarks, trade names or other trade designations used in or for its business, including the name “Big Fish Marketing”

5. All goodwill associated with Big Fish’s business and any other intangible asset of Big Fish

6.  All cash on hand and cash equivalents derived from the Business

7.  Big Fish’s files, books and other records relating to the Business, including without limitation, all customers’ lists, suppliers’ lists, merchants’ lists, sales data, revenue data, and standard operational procedure and technical manuals

8. The telephone numbers, e-mail addresses and the domain name (www.Greatbigfish.com) of Big Fish

9. The furniture, equipment, computer servers, proprietary software and other personal property used in the Business

10.  Big Fish’s intellectual property used or useful in the business, including rights to all screen designs and media development files

11. All deposits or advance payments by customers for services not yet rendered by Big Fish and relating to the Business

12. All deposits and advance payments of Big Fish for services not yet rendered to Big Fish or covering periods after the Closing Date and which relate to the Business

13. All rights under or pursuant to any representations, warranties and guarantees made to Big Fish in connection with the Assets or services furnished to Big Fish to the extent assignable

14. All accrued, asserted or unasserted claims of Big Fish against third parties relating to Big Fish’s business

SCHEDULE B
SELLER BALANCE SHEET